Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

YRC Worldwide Inc.:

We consent to the use of our reports dated March 1, 2007 incorporated by reference herein, with respect to the consolidated financial statements and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which reports appear in the YRC Worldwide Inc. Form 10-K for the fiscal year ended December 31, 2006.

Our audit report dated March 1, 2007, on the consolidated financial statements of YRC Worldwide Inc. and subsidiaries refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, and SFAS No. 123(R), Share-Based Payment, in 2006.

/s/ KPMG LLP

Kansas City, Missouri

July 24, 2007